As filed with the Securities and Exchange Commission on September 22, 1999
                                                  Registration No. 333-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                                       TO
                         FORM S-4 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*


                               WESTWOOD ONE, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                       95-3980449
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

                            9540 WASHINGTON BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (310) 840-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


              METRO NETWORKS, INC. 1996 INCENTIVE STOCK OPTION PLAN
                   METRO NETWORKS, INC. 1997 STOCK OPTION PLAN
            METRO NETWORKS, INC. NONQUALIFIED STOCK OPTION AGREEMENTS
                              (Full Title of Plan)


                                  FARID SULEMAN
                             CHIEF FINANCIAL OFFICER
                               WESTWOOD ONE, INC.
                            9540 WASHINGTON BOULEVARD
                          CULVER CITY, CALIFORNIA 90232
                                 (212) 314-9215
                     (Name and address, including zip code,
        and telephone number, including area code, of agent for service)

                                   Copies to:

  HOWARD CHATZINOFF, ESQ.                            NEIL A. TORPEY, ESQ.
WEIL, GOTSHAL & MANGES LLP                 PAUL, HASTINGS, JANOFSKY & WALKER LLP
    767 FIFTH AVENUE                                   399 PARK AVENUE
   NEW YORK, NY 10153                                 NEW YORK, NY 10022
     (212) 310-8000                                     (212) 318-6000


           *This Post-Effective Amendment No. 1 covers 3,062,729 shares of the Registrant's common stock, all of which shares were originally registered on the Registration Statement on Form S-4, Registration No. 333-85609 (the "Form S-4 Registration Statement"), to which this is an amendment. The registration fee with respect to the 28,174,979 shares of the Registrant's common stock originally registered on the Form S-4 Registration Statement was paid at the time of the original filing of the Form S-4 Registration Statement. Accordingly, there is no registration fee to be paid in connection with the filing of this Post-Effective Amendment No. 1.

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NY2:\811482\05\H#5605!.DOC\80764.0005

                             INTRODUCTORY STATEMENT

                     Westwood One, Inc., a Delaware corporation ("Westwood"), amends its registration statement on Form S-4 (Registration No. 333-85609) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the sale of up to 3,062,729 shares of Westwood common stock issuable upon the exercise of options granted under the following stock option plans of Metro Networks, Inc. ("Metro"):

                  o        1996 Incentive Stock Option Plan;

                  o        1997 Stock Option Plan; and

                  o        Nonqualified Stock Option Agreements.

                     On September 22, 1999, Copter Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Westwood ("Copter"), merged with and into Metro (the "Merger"), and Metro was the surviving corporation in the Merger. As a result of the Merger, each outstanding share of Metro common stock, with certain exceptions, was converted into the right to receive 1.5 shares of Westwood common stock. In addition, each outstanding option issued pursuant to the Metro stock option plans is no longer exercisable for shares of Metro common stock, but instead, constitutes an option to acquire, on the same terms and conditions as the option would have been exercisable for Metro common stock immediately prior to the consummation of the Merger, subject to certain exceptions, including that the non-employee director nonqualified stock options, which aggregate 70,000 shares, will immediately accelerate, that number of shares of Westwood common stock equal to the product of (x) the aggregate number of shares of Metro common stock for which such Metro stock option was exercisable and (y) 1.5, rounded down to the nearest whole share, if necessary. The exercise price for each Metro option is equal to the exercise price immediately prior to the effective time of the Merger divided by 1.5, rounded up to the nearest whole cent, if necessary.

                     This Post-Effective Amendment No. 1 relates only to the shares of Westwood common stock issuable upon the exercise of options under the Metro stock option plans. This is the first post-effective amendment on the Form S-4 Registration Statement filed with respect to these shares.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                     The documents containing the information specified in Part I of Form S-8 and the statement of availability of information required by Item 2 of Form S-8 and information relating to the Metro stock option plans and other information required by Item 2 of Form S-8 have previously been, or will be, sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.









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
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                     The following documents filed with the Securities and Exchange Commission by Westwood pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this document:

                  o Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                  o Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 and March 31, 1999;

                  o        Form 8-K filed on June 4, 1999; and

                  o The description of Westwood's common stock set forth in its registration statement on Form S-3/A, filed by Westwood with the Securities and Exchange Commission (the "SEC") on May 5, 1996.

                     All documents subsequently filed by Westwood with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities covered by this registration statement have been sold or which deregisters all of the securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the Form S-4 Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1.


ITEM 4.  DESCRIPTION OF SECURITIES.

                     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                     The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who is,


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or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred.

                     Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Registrant's Certificate of Incorporation contains a provision eliminating the liability of a director to the Registrant and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, neither the DGCL nor the Registrant's Certificate of Incorporation currently allows such provision to limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of dividends, stock purchases or redemptions that violate the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

                     The Registrant's By-Laws provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Registrant will indemnify and hold harmless any officer or director who is or was made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative


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or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or a director or officer of a predecessor corporation of the Registrant, and may indemnify any employee or agent of the Registrant and any person serving at the request of the Registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant's By-Laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements, insurance policy, vote of the directors or stockholders of the Registrant, or otherwise.

                     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

                     The Registrant has entered into indemnification agreements with each of Joel Hollander and Farid Suleman, each dated as of March 30, 1999. Each indemnification agreement terminates upon the earlier of (i) the effectiveness of the indemnified party's voluntary resignation as a director or an officer of the Registrant, (ii) the effective date of the indemnified party's involuntary removal from office or termination as an officer, (iii) if the indemnified party is a director, the election and qualification of his duly nominated successor, or (iv) the indemnified party's death. Pursuant to each indemnification agreement, the Registrant will purchase and maintain in effect, subject to certain limitations set forth therein, for the benefit of each indemnified party, one or more insurance policies for its officers and directors providing the broadest coverage generally available to directors and officers of publicly held corporations in an amount of at least $10,000,000. Pursuant to each indemnification agreement, the Registrant also will indemnify the indemnified party to the fullest extent provided by Section 145 of the DGCL and
Article V of the Registrant's By-Laws, as well as for expenses in any proceeding involving the Registrant (whether or not brought by or in the Registrant's right) subject to certain conditions and limitations depending on the circumstances of the proceeding and the conduct of such indemnified party. In addition, each indemnified party is entitled to be advanced expenses in connection with any such proceeding upon request by such indemnified party, subject to certain conditions.

                     Pursuant to an employment agreement, dated as of April 29, 1998, between the Registrant and Norman Pattiz, the Registrant will indemnify Mr. Pattiz to the fullest extent provided by Section 145 of the DGCL and Article V of the Registrant's By-Laws, as well as for expenses in any proceeding involving the Registrant (whether or not brought by or in the Registrant's name) subject to certain conditions and limitations depending on the circumstances of the proceeding and the conduct of Mr. Pattiz. In addition, Mr. Pattiz is entitled to be advanced expenses in connection with any such proceeding upon his request, subject to certain conditions.


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ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                     Not applicable.

ITEM 8.  EXHIBITS.


       Exhibit
       Number                           Description
       ------                           -----------

         4.1 The Registration Statement on Form S-3/A of Westwood, filed with the SEC on May 5, 1996, is incorporated herein by reference.

         4.2 The Metro 1996 Incentive Stock Option Plan is incorporated herein by reference to Form S-1, originally filed by Metro with the SEC on June 19, 1996, as subsequently amended, and declared effective on October 16, 1996.

         4.3 The Metro 1997 Stock Option Plan is incorporated herein by reference to Exhibit 10.26 to Metro's Form 10-K for the fiscal year ended December 31, 1997.

         4.4 The Metro Nonqualified Stock Option Agreements are incorporated herein by reference to Exhibit 4.7 to Form S-8, filed by Metro with the SEC on March 18, 1997.

    *    5.1      Opinion of Weil, Gotshal & Manges LLP, as to the legality of the securities being registered.

    *    23.1     Consent of PricewaterhouseCoopers LLP.

   **    24.1     Powers of Attorney.

--------------------------------

 *  Filed herewith.
**  Previously filed.



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
ITEM 9.  UNDERTAKINGS.

           (a)       The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; and

                     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, as amended, Westwood certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of September 22, 1999.



                                             WESTWOOD ONE, INC.

                                             By: /s/ Farid Suleman
                                                 ------------------------------
                                                 Farid Suleman
                                                 Chief Financial Officer

                     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated as of the date set forth above.


           SIGNATURE                              TITLE
           ---------                              -----

/s/ Norman J. Pattiz                 Chairman of the Board and Director
------------------------------
Norman J. Pattiz


/s/ Farid Suleman                    Executive Vice President, Chief
------------------------------       Financial Officer, Secretary and Director
Farid Suleman


/s/ Mel Karmazin                     Director
------------------------------
Mel Karmazin


/s/ David L. Dennis                  Director
------------------------------
David L. Dennis


/s/ Paul G. Krasnow                  Director
------------------------------
Paul G. Krasnow


/s/ Joseph B. Smith                  Director
------------------------------
Joseph B. Smith


/s/ Gerald Greenberg                 Director
------------------------------
Gerald Greenberg


/s/ Steven A. Lerman                 Director
------------------------------
Steven A. Lerman



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                                    Exhibits

       Exhibit
       Number                           Description
       ------                           -----------

         4.1 The Registration Statement on Form S-3/A of Westwood, filed with the SEC on May 5, 1996, is incorporated herein by reference.

         4.2 The Metro 1996 Incentive Stock Option Plan is incorporated herein by reference to Form S-1, originally filed by Metro with the SEC on June 19, 1996, as subsequently amended, and declared effective on October 16, 1996.

         4.3 The Metro 1997 Stock Option Plan is incorporated herein by reference to Exhibit 10.26 to Metro's Form 10-K for the fiscal year ended December 31, 1997.

         4.4 The Metro Nonqualified Stock Option Agreements are incorporated herein by reference to Exhibit 4.7 to Form S-8, filed by Metro with the SEC on March 18, 1997.

    *    5.1      Opinion of Weil, Gotshal & Manges LLP, as to the legality of the securities being registered.

    *    23.1     Consent of PricewaterhouseCoopers LLP.

   **    24.1     Powers of Attorney.

--------------------------------

 *  Filed herewith.
**  Previously filed.


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